Exhibit 33.2

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

Securitisation Advisory Services Pty Limited (the "Asserting Party") is responsible for assessing compliance as of June 30, 2007 and for the period from February 27, 2007 (date of issuance of the Medallion Trust Series 2007-1G) through June 30, 2007 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(iv)-(vi), 229.1122(d)(4)(i)-(ii), 229.1122(d)(4)(iv)-(xiii) in the CFR, which the Asserting Party has concluded are not applicable to the servicing of the Medallion Trust Series 2007-1G asset-backed securitization transaction backed by housing loan receivables and serviced by the Asserting Party (the "Applicable Servicing Criteria"). The sole asset-backed securitization transaction covered by this report was the Medallion Trust Series 2007-1G.

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Medallion Trust Series 2007-1G asset-backed securitization transaction backed by housing loan receivables serviced by the Asserting Party.

Securitisation Advisory Services Pty Limited is a wholly-owned subsidiary of Commonwealth Bank of Australia.  Pursuant to board resolutions that authorize employees of Commonwealth Bank of Australia to act on behalf of Securitisation Advisory Services Pty Limited in performing the servicing functions of Securitisation Advisory Services Pty Limited in relation to the Medallion Trust Series 2007-1G, the servicing duties of Securitisation Advisory Services Pty Limited in relation to the servicing of the Medallion Trust Series 2007-1G have been effected by employees of Commonwealth Bank of Australia.

Ernst & Young, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

Securitisation Advisory Services Pty Limited

__/s/ Craig Carland________

Date: 19 September 2007

By: Company Director

Name: Craig Carland